Exhibit 5





                [Letterhead of Silver, Freedman & Taff, L.L.P.]




                                 April 15, 1999



Board of Directors
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, California 94404

Members of the Board:

      We have acted as counsel to Bay View Capital Corporation (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 400,000 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the Bay View Capital Corporation 1998-2000 Performance Stock Plan (the "Plan"). In this connection, we have reviewed the Plan, the Corporation's Certificate of Incorporation, its Bylaws, and resolutions of its Board of Directors.

      Based upon the foregoing, it is our opinion that the shares of Common Stock covered by the Registration Statement will, when and if issued and paid for in accordance with the Plan, be legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

      We hereby consent to the inclusion of our opinion as Exhibit 5 of this Registration Statement on Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                              Very truly yours,


                              /s/ Silver, Freedman & Taff, L.L.P.
                              SILVER, FREEDMAN & TAFF, L.L.P.